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eUniverse, Inc.

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The following press release was issued on January 7, 2004 and the letter contained in the press release was mailed to eUniverse, Inc. stockholders on or about January 7, 2004.

EUNIVERSE ISSUES OPEN LETTER TO EUNIVERSE STOCKHOLDERS

Warns Stockholder Value Is At Risk If Greenspan’s Hand-Picked Nominees Are Elected

LOS ANGELES, January 7, 2004 – eUniverse, Inc. (OTC:EUNI.PK) today issued the following open letter strongly urging all stockholders to reject Brad Greenspan’s efforts to take control of the Company and to vote FOR the Board’s proposals, including the election of its four director nominees – Brett Brewer, Daniel Mosher, Lawrence Moreau and Bradley Ward – by signing, dating and returning the WHITE proxy card today.

January 7, 2004

Dear eUniverse Stockholder:

We are writing to let you know of some important developments that could impact the future of eUniverse. Brad Greenspan, who was removed in October as Chairman of the Company’s Board and was asked to resign his position as Chief Executive Officer, is seeking your vote to elect his own hand-picked nominees to your Board of Directors.

Based on Mr. Greenspan’s conduct and record as both Chairman and Chief Executive Officer of the Company, we believe that a Board composed of Mr. Greenspan’s hand-picked nominees would threaten the constructive steps we have taken to get eUniverse back on track.

During Mr. Greenspan’s tenure as Chairman and Chief Executive Officer of eUniverse, the Company:

•	Discovered the need to restate the first three quarters of fiscal year 2003;
•	Became the subject of an informal inquiry by the U.S. Securities and Exchange Commission (SEC);
•	Had its stock halted from trading for almost 4 months;
•	Was delisted from NASDAQ;
•	Was sued by stockholders in various class action and derivative lawsuits; and
•	Needed to raise additional capital.

To date, eUniverse has spent over $3 million addressing the difficulties arising under Mr. Greenspan’s leadership, and the Company is still working to resolve the related SEC, NASDAQ and litigation issues. Given Mr. Greenspan’s stewardship of eUniverse and the circumstances that led to his removal, we do not believe that it is in the Company’s or its stockholders’ best interests to give control of the Company to Mr. Greenspan or his hand-picked slate of directors.

Your Board intends to aggressively oppose Mr. Greenspan’s nominees. We urge you to reject Mr. Greenspan’s efforts by voting FOR the Board’s four director nominees – Brett Brewer, Daniel Mosher, Lawrence Moreau and Bradley Ward – on the WHITE proxy card today.

WE BELIEVE WE ARE SUCCESSFULLY ADDRESSING THE CHALLENGES

ARISING UNDER MR. GREENSPAN’S LEADERSHIP

The eUniverse Board and management team have been working diligently to address the challenges arising under Mr. Greenspan’s leadership, and we are making meaningful progress.

•	We are executing on our business plan. We expect net income for the quarter ended December 31, 2003 to be an improvement over previous quarters as we continue on the path of returning to profitability. We have also continued to broaden the Company’s reach and prominence by signing important business development deals with AOL and Sharman Networks, owner of the Kazaa Media Desktop.

•	We have consummated financing transactions resulting in the infusion of much needed cash into the Company, including the $8 million investment by VantagePoint Venture Partners, which has placed the Company on the stable financial footing that it has historically lacked. VantagePoint, one of the nation’s largest venture capital firms with more than $2.5 billion in committed capital, also provides eUniverse with an investor that is committed to the future of the Company and the building of sustainable stockholder value.

•	We have retained a new Chief Financial Officer, a new Controller and a new independent auditor; have significantly expanded accounting and finance staff; and have strengthened the Company’s accounting practices and policies.

•	We are now current with our financial filings with the SEC; the Audit Committee has concluded its investigation concerning the restatement; and we are working hard with the NASDAQ to have the Company relisted on The NASDAQ SmallCap Market.

•	In addition to hiring a new Chief Financial Officer, we have made significant progress in our search for a new Chief Executive Officer, which is being aided by Highland Partners, a leading executive search firm. All members of our Board, including the 5 new independent directors who have been added over the past 8 months, are committed to finding the candidate who will successfully lead the Company into the future.

•	Over the past 6 months, we have implemented numerous corporate governance initiatives, including adopting over 14 resolutions recommended by the Board’s Audit Committee. These initiatives are designed to further strengthen the Company’s corporate governance practices through, among other things, increased Board independence, greater stockholder visibility into governance matters, the adoption of a Company Code of Ethics, and the implementation of a new system of disclosure controls and procedures.

All eUniverse stockholders can be assured that each member of your Board, whether designated by the Company’s preferred stockholders or elected by the Company’s stockholders generally, are committed to helping eUniverse achieve success and lead the Company through the difficult issues that arose during Mr. Greenspan’s tenure. Contrary to Mr. Greenspan’s allegations, your Board serves the interests of the Company’s stockholders as a whole in connection with the fulfillment of their fiduciary duties.

BRAD GREENSPAN – THE THREAT TO YOUR COMPANY’S SUCCESS

During his tenure at eUniverse, Mr. Greenspan took a number of actions that we believe threatened the ability of the Company to achieve its goals and which were contrary to the interests of the Company’s stockholders. Mr. Greenspan’s actions compelled our Board to remove him as Chairman and request his resignation as Chief Executive Officer. Further, it is these actions that clearly demonstrate why it is not in your best interest to allow Mr. Greenspan to hand pick members of your Board of Directors.

GREENSPAN ATTEMPTS TO DERAIL THE COMPANY’S PATH

OF CORPORATE RESPONSIBILITY

Mr. Greenspan, in what we believe was a blatant effort to derail the Company’s path of corporate responsibility, was intent on ousting all three members of the Board’s Audit Committee from the Board of Directors, including Lawrence Moreau (who was newly appointed to the Board and Chairman of its Audit Committee), Daniel Mosher and Thomas Gewecke, despite the fact that the

Audit Committee was in the midst of its investigation. This action was particularly troubling considering that the Company had committed to the public, to the SEC and to the NASDAQ that it would meet its responsibilities and conduct a thorough investigation.

At a time when it was important that the Audit Committee investigation be completed in a timely fashion, Mr. Greenspan’s attempts to oust the Audit Committee members and to otherwise limit the scope and funding for the investigation, delayed completion of the Audit Committee’s report. We believe this delay was an important factor contributing to NASDAQ’s determination to delist the Company.

We believe Mr. Greenspan’s efforts emanated from the fact that the Board had become increasingly opposed to Mr. Greenspan’s actions and the manner in which he functioned as Chairman and Chief Executive Officer. Consequently, we believe Mr. Greenspan wanted to replace these Board members with individuals who would not be obstacles to his objectives or pose a threat to his dominance over the Company.

GREENSPAN WANTED TO PROTECT HIS JOB, NOT YOUR INVESTMENT

Mr. Greenspan would have you believe that his motivation for seeking to elect his nominees is, at least in part, that he disagrees with the Board’s decision to consummate the VantagePoint financing. In fact, it was Mr. Greenspan himself who initially negotiated the VantagePoint financing.

•	Contrary to Mr. Greenspan’s misleading rhetoric, we believe Mr. Greenspan’s real issue with the VantagePoint investment was that it contemplated that the Company would replace Mr. Greenspan as Chief Executive Officer.

•	While Mr. Greenspan presented the Board with an alternative to the VantagePoint transaction, the Board, after a full and thorough review, determined that it failed to provide eUniverse stockholders with a better alternative to the VantagePoint investment which, by the time of closing the transaction, was concluded on terms better than those Mr. Greenspan had himself negotiated.

•	Mr. Greenspan’s alternative only provided $2.5 million in financing – an amount that the Board determined would not be nearly enough to properly manage short-term liquidity needs and support long-term investment opportunities – while VantagePoint provided $8 million.

•	VantagePoint has a solid track-record of helping companies execute on their strategic plans, to the benefit of all stakeholders. VantagePoint provides eUniverse with a wealth of operational, financial, and marketing experience, which we believe will be an important part of our future success.

Despite the Board’s decision to pursue the VantagePoint transaction, Mr. Greenspan took actions to protect his own job and entrench himself in his position as Chief Executive Officer – he informed VantagePoint that the Company would not proceed with the deal agreed to, and, unilaterally, executed the $2.5 million financing against the express instructions of the Board.

Believing that he had successfully terminated the VantagePoint transaction in favor of his alternative financing, Mr. Greenspan demanded an unprecedented increase in compensation – including a long-term contract and a doubling of his salary and stock options, even though no member of the senior management team had employment contracts with the Company. Mr. Greenspan also told the eUniverse Board that if it did not approve his compensation package he would resign from the Company, he would compete with the Company, the investors he had solicited would no longer be willing to provide the alternative financing, and the Board would be responsible for the resulting adverse consequences to the Company. As a result of Mr. Greenspan’s unauthorized actions,

eUniverse felt obligated to issue an additional $2.5 million of stock, or 1.6 million shares, to the investors with whom Mr. Greenspan improperly entered into contractual commitments.

Further, due to these and other self-serving actions taken by Mr. Greenspan, all executive officers of the eUniverse senior management team lost confidence in Mr. Greenspan’s stewardship and believed him to be unfit to lead the Company. The eUniverse Board concluded that it would not cave into Mr. Greenspan’s demands. Subsequently, the eUniverse Board unanimously determined to remove him as Chairman of the Company and asked him to resign his position as Chief Executive Officer.

PROTECT THE FUTURE OF YOUR COMPANY

While we would prefer to focus corporate resources on building eUniverse’s business and achieving success in the marketplace, we have a fiduciary responsibility to protect the Company from Mr. Greenspan’s harmful actions and will take all appropriate steps to protect the future of your Company and the value of your investment. In short, we have expended significant time and resources extricating the Company from issues largely created under Brad Greenspan’s leadership and from Brad Greenspan himself. We believe that giving the Company to the stewardship of his hand-picked nominees is not in the best interest of eUniverse stockholders.

We believe Mr. Greenspan’s objective is clear – he wants effective control of the Company. Remember, 6 of 7 eUniverse directors are independent and all bring extensive knowledge of eUniverse’s business and the unique challenges we face. In light of Mr. Greenspan’s recent track record of irresponsible and self-serving actions, your Board did the right thing – it terminated him. We encourage stockholders to follow through on the path that the eUniverse Board has charted, and join it in rejecting Mr. Greenspan’s hand-picked nominees.

Your Board believes that its director nominees – not Mr. Greenspan’s hand-picked nominees – are best suited to successfully guide eUniverse through the challenges arising under Mr. Greenspan’s leadership and position your Company for a better future. Your Board and management team are executing on the Company’s business plan. We have built the foundation that will enable us to become a premier online entertainment and direct-to-consumer marketing company, and we are excited about the opportunities that lie ahead.

YOUR VOTE IS IMPORTANT

Your Board and management team are committed to representing the interests of all eUniverse stockholders and continuing the progress we have made. Your Board of Directors unanimously recommends that eUniverse stockholders vote the WHITE proxy card FOR your Board’s four director nominees and discard all blue proxy cards that you may receive from Mr. Greenspan.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED OTHER ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC., THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL-FREE AT 1 (800) 322-2885 OR COLLECT AT 1 (212) 929-5500.

We ask for your continued support and appreciate your confidence.

On Behalf of Your Board of Directors

Sincerely,

/s/    JEFFREY EDELL

   Chairman of the Board of Directors

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination websites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo (www.flowgo.com), the Company’s flagship entertainment Web site; comedy site MadBlast (www.madblast.com ); dating site Cupid Junction (www.cupidjunction.com); GameUniverse, which includes online computer gaming sites Case’s Ladder (www.CasesLadder.com) and Skill Jam (www.SkillJam.com); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Further Information

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its annual meeting of stockholders on January 29, 2004. Stockholders of the Company are advised to read the Company’s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to stockholders of the Company. Stockholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting MacKenzie Partners, the firm assisting the Company in the solicitation of proxies, toll free at +1-800-322-2885.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business and the actions we intend to take in connection with Mr. Greenspan’s efforts to take control of the Company. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, which include risks or uncertainties associated with, among other things: actual demand by customers for our products and services and advertising and marketing inventory; changes in governmental, Web browser or Internet service provider regulations policies and technology affecting commercial electronic communications and advertising; risks related to the integration of acquisitions; the ability to locate and retain qualified personnel; the risk that the Company may encounter difficulties in connection with, or not experience benefits from, internal expansion; the risk that the conditions required to be satisfied for the Company to receive additional debt financing from, or guaranteed by, VantagePoint Venture Partners will not be satisfied; the risk that the Company is not able to find and consummate business development opportunities for which the additional financing could be used; the availability of an exchange, quotation system or other mechanism through which the Company’s securities may be effectively publicly traded; the risk that the Company’s restructuring and cost-cutting initiatives may not result in anticipated savings; the outcome of an informal inquiry by the Securities and Exchange Commission in connection with the Company’s restatement of fiscal year 2003 quarterly financial results; the outcome of litigation that has been filed in connection with the restatements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against the Company or our officers and directors as a result of the restatements; and the risk that cash advances made to Sharman Networks are fully recouped from the sharing of revenues. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

For more information, please contact:

Thomas Flahie of eUniverse, Inc., +1-310-215-1001, ext. 101, tflahie@euniverse.com

Barrett Godsey of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449

Steve Balet or Charles Koons of MacKenzie Partners, Inc., +1-800-322-2885